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                                                                    Exhibit 99.1

                                                         [NEUBERGER BERMAN LOGO]

Neuberger Berman Inc.
605 Third Avenue
New York, NY 10158-3698
Tel 212.476.9000


                              FOR IMMEDIATE RELEASE

Contact:
Robert Matza
Executive Vice President
Chief Operating Officer
Neuberger Berman
(212) 476-9808

NEUBERGER BERMAN TO ACQUIRE OSCAR CAPITAL MANAGEMENT, LLC

NEW YORK, NY October 22, 2001...Neuberger Berman (NYSE:NEU) announced it has entered into an agreement to acquire the assets of Oscar Capital Management, LLC, which has over $800 million in assets under management. These assets under management are primarily composed of high net worth separate accounts and investment partnerships. All four senior partners of Oscar Capital Management, LLC -- Andrew K. Boszhardt, Jr., Anthony Scaramucci, Yolanda Turocy and Brett Messing -- will join Neuberger Berman as Managing Directors in the Private Asset Management group. The transaction is projected to close prior to year-end and is expected to be immediately accretive to both book and cash earnings per share. Terms were not disclosed and the agreement is subject to certain conditions.

Oscar Capital Management, LLC was founded in 1996 by Mr. Boszhardt and Mr. Scaramucci, both former Goldman Sachs professionals, to provide investment advice to wealthy individuals, families, trusts and foundations. MSD Capital, the private investment firm for Michael Dell, is a minority owner of Oscar Capital.

"We were immediately attracted to the idea of a combination with Neuberger Berman because of its stellar reputation and strong senior management team," said Mr. Boszhardt,


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Oscar Capital's Chief Executive Officer. "We are convinced that being part of the Neuberger Berman family, with its independent research, technological resources, national trust capabilities and sales force, will be of tremendous benefit to our clients and will facilitate our growing assets under management."

"We are very excited about this transaction and look forward to our new relationship with Neuberger Berman, as well as continuing to grow our relationship with its new Managing Directors," said John Phelan, Managing Principal of MSD Capital.

"Oscar Capital Management is comprised of an exceptionally talented group of professionals", said Jeffrey B. Lane, President and Chief Executive Officer of Neuberger Berman. "Their high quality relationships and dedication to serving their clients' needs will complement Neuberger Berman's full array of wealth management services."

Merrill Lynch served as the investment banker to Oscar Capital.

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Neuberger Berman Inc. through its subsidiaries is an investment advisory company. For more than 60 years, the firm has provided clients with a broad range of investment products, services and strategies. Neuberger Berman Inc. engages in private asset management, wealth management services, tax planning and personal and institutional trust services, mutual funds and institutional management, and professional securities services for individuals, institutions, corporations, pension funds, foundations and endowments. Its website, and this news release, can be accessed at www.nb.com. The firm is headquartered in New York with offices in major cities throughout the United States.

Statements made in this release that look forward in time involve risks and uncertainties and are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such risks and uncertainties include, without limitation, the adverse effect from a decline in the securities markets or a decline in the Company's products' performance, a general downturn in the economy, competition from other companies, changes in government policy or regulation, inability of the Company to attract or retain key employees, inability of the Company to implement its operating strategy and acquisition strategy, inability of the Company to manage rapid expansion and unforeseen costs and other effects related to legal proceedings or investigations of governmental and self-regulatory organizations.